Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

Enzo Biochem Reports Fiscal Third Quarter Results

Enzo Clinical Labs Posts Another Quarter of Double Digit Growth

NEW YORK, NY, June 8, 2016 -- – Enzo Biochem, Inc. (NYSE:ENZ) today reported results for the third fiscal quarter and nine months ended April 30, 2016, with strong across the board advances.

Highlights

  Enzo Clinical Labs revenues grew by 16% over the prior year period reflecting increased throughput activity and focus on molecular diagnostics, now accounting for approximately 50% of its revenues.
  Enzo Life Sciences revenues grew 22% sequentially over the prior quarter as domestic sales improved and the focus on higher margin reagents and other products yielded favorable results.
  Total revenues advanced 10%, gross margins increased and net loss was reduced sharply.
  Liquidity continues to improve, with the cash on hand today increasing to over $50 million, as compared to $18.1 million at the close of fiscal 2015.
  Operating results for the Company’s third fiscal quarter ended April 30, 2016 continued to benefit from Enzo’s strategic management plan, emphasizing: esoteric diagnostic testing services, development of competitive genetic-based diagnostic cost-effective product platforms for use in-house and for sale nationwide, higher margin life science products, and increasing market share based on high quality diagnostic services, including expanding portfolio of women’s health products.
  Approval of the new Candidiasis assay marks the third such approval in roughly a year, demonstrating Enzo’s strength in developing high quality proprietary assays. Enzo’s technology pipeline is robust, with other assays soon to be submitted for regulatory approval.
  Subsequent to the end of the third quarter, Enzo announced that its subsidiary, Enzo Life Sciences, Inc., had reached a settlement with Life Technologies Corporation, a subsidiary of Thermo Fisher Scientific Inc. (TMO), resulting in a $35 million payment to Enzo, which is included in current cash balance.

Barry Weiner, President, Commented:

“This has been another quarter of significant progress for Enzo, as we continue to execute on our strategic plan. Again this quarter we demonstrated strong financial results and benefits of our integrated operating structure. The Clinical Labs Division remains on a solid growth trend, with molecular diagnostics increasingly predominant in its activities, as physician-clients recognize its unique capabilities and especially the Lab’s ability to provide services, assays and tests, particularly in the realm of women’s health issues. Enzo’s program to develop new tests for our AmpiProbe™, FlowScript™ and other platforms is successfully moving forward rapidly, underscored by the New York State Department of Health’s conditional approval just three months after submission of our AmpiProbe™ Candidiasis assay, which follows similar authorization in the past year or so for our HCV and FlowScript™ assays.

“Meanwhile, Life Sciences is achieving improved results following several challenging quarters, during which it has aggressively moved to reposition itself by narrowing its product mix to concentrate on improved profitability, while also adding staff more experienced with the operations. We have become a specialized assay supplier as part of our integrated strategic plan to deliver highly efficient, cost effective diagnostics and assays for our own use and sale to independent labs.

“The proprietary platforms and accompanying assays, in addition to being highly cost effective in this challenging reimbursement environment, provide more sensitive diagnostics and allow for multiple testing of specimens, saving expenses and reducing patient discomfort. The three recently approved assays are part of a broad line of lower cost diagnostic products under development by Enzo to address the critical needs of clinical laboratories resulting from increasing pressure from steadily declining reimbursement rates. In addition to selling these highly effective and compatible platforms and their assays, we are positioning ourselves as a “go to” reference lab for independent labs nationwide with costs that we anticipate will be lower for them than doing so on their own.

From an operating viewpoint, we are effectively containing expenses, despite the necessity to expand sales, research and production staffs as we broaden our footprint. Legal expenses have been trending down, though one case remains on the trial docket in New York Federal Court. Our efforts to prevail on patent infringements in the Delaware court have thus far proved satisfactory, with seven cases still pending. The results are evident in our strong cash position, which ensures our ability to forcefully build our positioning and marketing of proprietary amplification and detection platforms, and their related assays. Recent patent litigation settlements further highlight the importance of our Company’s intellectual property, giving us a decided advantage in being able to further assay development independently, while adding to our financial strength and ability to capitalize on our goals.”

3Q16 Results

With both Enzo Clinical Labs and Enzo Life Sciences posting positive revenue gains, total revenues increased to $26.4 million, from $24.0 million a year ago, a 10% increase. Cost of goods was approximately even year over year based on a percentage of revenues. Gross margin improved $1 million, or 9%, to $11.4 million, while gross profit as a percentage of revenue essentially remained even at 43.3% and 43.7%, respectively. Selling, general and administrative expenses (SG&A) increased slightly, to $10.9 million, from $10.2 million, reflecting increased selling expenses and higher Lab related costs due to new business, but as a percentage of revenues, SG&A improved to 41%, from 42% a year ago. Legal expenses declined 17%, to $1.6 million, although year ago results also reflected approximately $0.2 million in net legal settlements. There were no legal settlements in the fiscal 2016 third quarter.

Net loss amounted to ($2.1) million, compared to a year ago net loss of ($2.9) million, a $0.8 million improvement. Basic and fully diluted per share loss equaled ($0.05), versus ($0.06) last year. On a non-GAAP basis, the net loss per fully diluted share was ($0.04) compared to ($0.07) per fully diluted share in the prior year period. The EBITDA loss (earnings before interest, taxes, depreciation and amortization), a non GAAP measure, improved by approximately $0.9 million, to $1.1 million.

As of April 30, 2016, current assets totaled $55.2 million, compared with current liabilities of $21.7 million, a current ratio of 2.54-to-1. Cash and cash equivalents amounted to $32.4 million. Subsequent to receiving proceeds from the recent Delaware patent infringement case settlement with Life Technologies, cash and cash equivalents were over $50 million.

Segment 3Q16 Results

Enzo Clinical Labs posted its third straight quarter of double digit revenue growth, with total revenues of $18.2 million, up 16% from last year’s $15.7 million. Despite higher variable sales costs and expenses related to the expanding volume, gross margin increased 18%, to $7.0 million, from $5.9 million a year ago. Gross profit as a percentage of revenue was 38.6%, up from 37.9%. Variable expenses related to higher sales commissions and customer support resulted in SG&A increasing to $6.0 million, from $4.9 million. Nonetheless, operating income was up 6%, to $0.3 million.

With an improved order flow, Enzo Life Sciences revenues increased to $8.0 million, from $7.9 million, a year ago. Efforts to reposition the segment to achieve the Company’s growth strategies are showing positive results as revenues of higher margin products grew, while reducing those of lower margins. Life Sciences is also increasingly focused on the development and eventual production of new assays in conjunction with Clinical Labs. Thus, while revenues slowed in recent periods, in part, too, because of reduced funding in private and government oriented research, the third fiscal 2016 quarter marked a notable improvement. As a result, gross margins remained steady, at approximately $4.4 million, vs. the year ago $4.6 million, while gross profit on product sales as a percentage of revenues was essentially flat. Operating income amounted to $0.9 million, compared with $1.0 million last year.

Fiscal Nine Months Results

For the year to date, total revenues were ahead 6%, to $76.2 million, with Clinical Labs up 14% and Life Sciences off 6%. Cost of goods sold amounted to $42.7 million, $2.3 million greater than a year ago, and represented 56% of total revenues, in line with a year ago. Gross margin advanced $2 million, to $33.5 million, with gross profit as a percentage of revenues equal to 44% for both periods. R&D expenditures increased 7%, to $2.6 million, SG&A, largely reflecting increased Clinical Lab volume, was up 8%, to $32.4 million, and legal expenses declined 22%, to $5.6 million. With net legal settlements through April 2016 of $18.5 million, operating income amounted to $9.6 million, compared with a year ago loss of ($9.8) million, when legal settlements totaled $0.2 million, a $19.4 million improvement. Fully diluted per share earnings amounted to $0.20, compared with a year ago net loss per fully diluted share of ($0.24). EBITDA totaled $12.4 million, an improvement of $20.3 million from the year ago EBITDA loss of ($7.9 million).

Conference Call

The Company will conduct a conference call Wednesday, June 8, 2016 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 20839071. Interested parties may also listen over the Internet http://event.on24.com/r.htm?e=1200082&s=1&k=240F477FA7D2457A089BC86BAB6CCD2F. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on Wednesday, June 22, 2016. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 20839071. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company's investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company's quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, taxes, depreciation and amortization.

We refer you to the tables attached to this press release which includes reconciliation tables of GAAP to Non-GAAP net income (loss) and EBITDA to Adjusted EBITDA.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:
For Enzo Biochem, Inc.
Steven Anreder	Michael Wachs
Anreder & Company	CEOcast, Inc.
212-532-3232	212-732-4300
steven.anreder@anreder.com or	mwachs@ceocast.com

Tables follow

ENZO BIOCHEM, INC.
(in thousands, except per share data)

	Three months ended		Nine months ended
Selected operations data:	April 30		April 30
	(unaudited)		(unaudited)

	2016	2015	2016	2015
Revenues:
Clinical laboratory services	$18,162	$15,657	$52,775	$46,204
Product revenues	8,001	7,906	22,266	23,631
Royalty and license fee income	270	423	1,129	2,067

Total revenues	$26,433	$23,986	$76,170	$71,902

Gross profit	$11,445	$10,483	$33,498	$31,510

Gross profit %	43%	44%	44%	44%

Income (loss) before income taxes	(2,113)	(3,003)	9,447	(10,815)

(Provision) benefit for income taxes	(2)	96	(296)	88

Net income (loss)	$(2,115)	$(2,907)	$9,151	$(10,727)

Basic net income (loss) per share	($0.05)	($0.06)	$0.20	($0.24)
Diluted net income (loss) per share	($0.05)	($0.06)	$0.20	($0.24)

Weighted average shares outstanding - basic	46,201	45,797	46,115	45,120
Weighted average shares outstanding - diluted	46,201	45,797	46,450	45,120

	April 30, 2016
Selected balance sheet data:	(unaudited)	July 31, 2015

Cash and cash equivalents	$32,360	$18,109

Working capital	$33,485	$22,528

Stockholders' equity	$52,968	$42,606

Total assets	$76,488	$68,394

The following table presents a reconciliation of reported net income (loss) and basic and diluted net income (loss) per share to non-GAAP net income (loss) and basic and diluted net income (loss) per share for the three and nine months ended April 30, 2016 and 2015, respectively:

ENZO BIOCHEM, INC.
Non-GAAP, Reconciliation Table
(Unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	April 30		April 30
	2016	2015	2016	2015

Reported GAAP net income (loss)	$(2,115)	$(2,907)	$9,151	$(10,727)
Adjusted for:
Legal settlements, net	—	(170)	(18,450)	(170)
Legal fees associated with settlements	—	—	—	—
Costs related to contested proxy	—	—	1,483
Separation payments	75	—	207	—
Non-GAAP net income (loss)	$(2,040)	$(3,077)	$(7,609)	$(10,897)

Weighted Shares Outstanding
Basic	46,201	45,797	46,115	45,120
Diluted	46,201	45,797	46,450	45,120
Basic and diluted earnings per share
Basic and diluted net income (loss) per share GAAP	($0.05)	($0.06)	$0.20	($0.24)
Basic and diluted net income (loss) per share non-GAAP	($0.04)	($0.07)	($0.16)	($0.24)

The following table presents a reconciliation of reported net income (loss) for the three and nine months ended April 30, 2016 and 2015, respectively to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.
EBITDA & Adjusted EBITDA, Reconciliation Table
(Unaudited, in thousands)

	Three months ended		Nine months ended
	April 30		April 30
	2016	2015	2016	2015

GAAP net income (loss)	$(2,115)	$(2,907)	$9,151	$(10,727)
Plus:
Depreciation and amortization	960	935	2,862	2,797
Interest expense	40	58	122	176
Provision (benefit) for income taxes	2	(96)	296	(88)
EBITDA	$(1,113)	$(2,010)	$12,431	$(7,842)

Adjusted for:
Legal settlements, net	—	(170)	(18,450)	(170)
Legal fees associated with settlements	—	—	—	—
Costs related to contested proxy	—	—	1,483	—
Separation payments	75	—	207	—
Adjusted EBITDA	$(1,038)	$(2,180)	$(4,329)	$(8,012)